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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE
CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY [*]. THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                              MARKETING AGREEMENT

         Marketing Agreement dated as of November 17, 1997 (the "Agreement"), between CUC International Inc., a Delaware corporation with principal offices at 707 Summer Street, Stamford, Conn. 06901 ("CUC"), and Net Grocer Inc., a Delaware corporation with principal offices at 919 Third Avenue, 18th floor, New York, New York 10022 ("NetGrocer").

         WHEREAS, NetGrocer operates an Internet-based service (the "NetGrocer Service"), currently under the name "NetGrocer", which, among other things, provides certain supermarket services to individuals, businesses and other groups (all such users of NetGrocer, the "NetGrocer Users"), and which is currently located on the World Wide Web at the Uniform Resource Locator ("URL") address identified as "www.netgrocer.com" (the "NetGrocer Website");

         WHEREAS, CUC operates an Internet-based business under the name "NetMarket" (such business, "NetMarket"), which provides online, membership-based consumer services, in areas such as travel, shopping, auto and dining, to its members as well as to other individuals, businesses and groups (all such users of NetMarket, whether or not they are members of NetMarket, the "NetMarket Users"), and which is currently located on the World Wide Web at the URL address identified as "www.netmarket.com" (the "NetMarket Website");

         WHEREAS, NetGrocer desires to create, with the cooperation of NetMarket, a customized version of the NetGrocer Service, which would provide the same general features as the NetGrocer Service but would be customized to match the style, layout, colors and general appearance of the NetMarket Website (the "Customized NetGrocer Service");

         WHEREAS, NetMarket desires to establish a separate location within the NetMarket Website (the "Customized NetGrocer Site") in which the primary frame(s) of such location would display the Customized NetGrocer Service (which would be linked on a real-time basis to NetGrocer's computer servers) and which would offer access to the Customized NetGrocer Service to all NetMarket Users;

         WHEREAS, NetGrocer desires to offer access from the NetGrocer Website to the NetMarket Website to all NetGrocer Users and to otherwise promote use of the NetMarket Website;

         WHEREAS, CUC desires to offer membership in NetMarket to NetGrocer Users accessing the NetMarket Website from the NetGrocer Website (those NetGrocer Users who become members in NetMarket as a result of being linked to the NetMarket Website from the NetGrocer Website pursuant to this Agreement are hereafter referred to as "Members"); and

         WHEREAS, NetGrocer desires to offer products and services to all NetMarket Users accessing the Customized NetGrocer Service through the Customized NetGrocer Site (those NetMarket Users who initially purchase products or services from NetGrocer as a result of accessing the Customized NetGrocer Service through the Customized NetGrocer Site, are hereafter referred to as "Customized NetGrocer Customers").

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound hereby, CUC and NetGrocer agree as follows:

1.       Responsibilities of NetGrocer.

         (a) Placement of NetMarket Link. Commencing on or prior to December 31, 1997, NetGrocer will feature an icon for NetMarket (the "NetMarket Link") that shall include a hyperlink from the NetGrocer Website to either (i) a customized "bridge" page which is displayed on the NetGrocer Website but which is linked on a real-time basis to NetMarket's computer servers, that explains the various features of NetMarket and then allows access to NetMarket, or (ii) certain promotional Internet pages located on the NetMarket Website that explain the various features of NetMarket and then provide access to NetMarket, in either case as determined by CUC in its reasonable discretion. The NetMarket Link shall be displayed on the "home page" of the NetGrocer Website (i.e., on the primary, top level page of such NetGrocer Website) or on such other equivalent promotional location on the NetGrocer Website which has at least the same traffic, exposure and prominence as such home page (such other equivalent promotional location, the "Equivalent Space"); in particular, the NetMarket Link will appear on the initial, viewable space of such home page or Equivalent Space (also known as being placed "above the fold") so that persons viewing such home page or Equivalent Space do not have to scroll down such home page or Equivalent Space, or take any other similar action to move around such home page or Equivalent Space, in order to view such NetMarket Link when they initially view such home page or Equivalent Space on their computer screen. The NetMarket Link shall contain a URL (or other similar means), to be provided by NetMarket, that shall contain a unique marker so that NetMarket can determine if a NetMarket User entered the NetMarket Website from the NetGrocer Website. CUC shall provide NetGrocer with a copy of the icon for the NetMarket Link which shall be initially in a Graphics Interchange Format (a "GIF format"); NetGrocer shall display such icon so that it is at least as large as the icons or other similar images which are displayed on the NetGrocer Website for any other third party's services or for any NetGrocer services which are non-retail-grocery in nature, but in no event smaller than 120 pixels by 40 pixels (or other comparable size measurement representing the same amount of space). In addition to the placement of the NetMarket Link on its home page, NetGrocer shall take other reasonable steps to promote NetMarket on the NetGrocer Website, including, without limitation, (x) placing advertisements for NetMarket on the NetGrocer Website in a prominent position in front of the NetGrocer User immediately after the time that a NetGrocer User submits an order to purchase a product or service through the NetGrocer Website

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(such advertisements, the "Checkout Ads"), and (y) placing occasional "banner"
advertisements, if available, relating to the NetMarket Website or other similar measures.

         (b) Cooperation with respect to the Customized NetGrocer Site. NetGrocer shall cooperate with CUC in the creation of the Customized NetGrocer Site, including, without limitation, (i) creating and modifying, from time to time as required, the Customized NetGrocer Service so that it has the same general features as the NetGrocer Service (e.g., the same product categories, the same product prices, quantities, brands, nutritional or health information, characteristics and visual images, the same sale terms and conditions, the same customer assistance features, etc.) but is customized to fit the style, layout, colors and general appearance of the NetMarket Website; (ii) making such modifications to the Customized NetGrocer Service as may from time to time be reasonably requested by CUC; (iii) establishing and maintaining the Customized NetGrocer Service on NetGrocer's computer servers and creating electronic links between NetMarket and NetGrocer so that NetMarket can obtain instant access to such Customized NetGrocer Service and is able to display the Customized NetGrocer Service on the Customized NetGrocer Site and provide the Customized NetGrocer Service to all NetMarket Users; (iv) creating electronic links between NetMarket and NetGrocer so that NetMarket can secure direct access to the applicable NetGrocer database in order to obtain and use any information relating to each purchase effected through the Customized NetGrocer Site (e.g., the dollar amount of each such purchase, the items acquired, the amount of any rebates or discounts granted with respect to each such purchase, the delivery status of each such purchase, the name, address, phone number and e-mail address of each such purchaser, etc.) (such information, the "Data"), subject to the limitations set forth below in this Section 1(b); (v) processing and fulfilling all order(s) received by NetGrocer with respect to each person who purchases any NetGrocer products or services offered through the Customized NetGrocer Site; and (vi) treating each NetMarket User that utilizes the Customized NetGrocer Site no less favorably than the manner in which NetGrocer generally treats each NetGrocer User. In connection with the provisions of
Section 1(b)(iv) above, NetGrocer hereby grants CUC and its affiliates a non-exclusive, worldwide, royalty-free license to use the Data for any purpose whatsoever; provided that neither CUC nor any of its affiliates shall be permitted to sell or license the Data to any third party, or provide such Data to any of the suppliers of the Company, or use the Data to sell or provide any consulting services to any third party which competes with the Company with respect to the NetGrocer Services, in each case without the prior written consent of NetGrocer (which consent may be withheld by NetGrocer in its sole discretion).

         (c) Review of NetMarket Promotional Content. The parties acknowledge and agree that CUC will provide to NetGrocer, at NetGrocer's request and for NetGrocer's advance written approval (which approval shall not be unreasonably withheld by NetGrocer), copies of the content and design of the NetMarket Link and the Checkout Ad and all listings, links and other uses of, or references to, NetMarket or the NetMarket trademark which are to be set forth on the NetGrocer Website or otherwise

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utilized by NetGrocer in connection with this Agreement (such NetMarket materials and all other such NetMarket content, designs, trademarks, trade names, service marks, service names, copyrighted material, listings, links, uses, references and other information, the "NetMarket Promotional Content"). In the event that NetGrocer proposes to use any NetMarket Promotional Content which has not been developed by NetMarket or previously reviewed by NetMarket, NetGrocer shall provide to CUC copies of such NetMarket Promotional Content for CUC's advance written approval (which approval shall not be unreasonably withheld by CUC). Notwithstanding anything to the contrary contained in this
Section 1(c), other than with respect to the NetMarket Link, there shall be no approval requirement with respect to any NetMarket Promotional Content which is substantially similar to NetMarket Promotional Content which has been previously-approved by CUC. NetGrocer acknowledges that CUC shall retain full rights and ownership over, and NetGrocer shall make no claim on, any and all NetMarket Promotional Content, even if such NetMarket Promotional Content was developed in whole or in part by NetGrocer. Subject to the provisions of this Agreement (including, without limitation, the other provisions of this Section 1(c)), during the term of this Agreement, CUC grants to NetGrocer a non-exclusive, non-assignable, worldwide, royalty-free license to use the NetMarket Promotional Content in connection with the uses contemplated pursuant to this Agreement; provided that, unless otherwise agreed to in writing by CUC, no such permitted use shall (i) be of lower quality than the manner in which CUC uses generally the particular NetMarket Promotional Content in question;
(ii) be harmful to the public image of CUC and its affiliates in any meaningful respect; or (iii) violate in any material respect any of the express provisions of this Agreement.

         (d) Responsibilities Relating to Customized NetGrocer Customers. NetGrocer shall: (i) bill for and collect from Customized NetGrocer Customers any amounts charged with respect to any products or services purchased by such persons by or through NetGrocer; (ii) maintain all customer and other records pertaining to such persons; (iii) provide all NetGrocer products and services to such persons; and (iv) otherwise service such persons with respect to those matters which relate to NetGrocer. NetGrocer agrees that in providing products or services to each Customized NetGrocer Customer, it shall: (x) provide such products and services in a manner consistent with the way in which such products or services were advertised or represented by NetGrocer to such Customized NetGrocer Customer; (y) treat such Customized NetGrocer Customer fairly and in accordance with reasonable business practices; and (z) comply with all applicable laws. Except upon the prior written consent of CUC, NetGrocer shall not make any representation or warranty to any Customized NetGrocer Customer or to any other party concerning NetMarket, CUC or any of their respective vendors, representatives or affiliates or concerning any of their respective products or services. Except as otherwise expressly provided in this Agreement and except with respect to the NetMarket Promotional Content and the actual operation of the Customized NetGrocer Site, NetGrocer shall have complete control over, and all rights and liabilities relating to, the content set forth on the NetGrocer Website, the content set forth on the Customized NetGrocer Site which is unique to the NetGrocer Service, the NetGrocer Service, the Customized NetGrocer Service, the NetGrocer relationship with the Customized NetGrocer Customers, and all NetGrocer-related information collected from the Customized NetGrocer Customers. Notwithstanding the foregoing and notwithstanding anything to the contrary contained herein, the parties agree that the Customized NetGrocer Site shall not sell or provide any non-grocery products or services which at any time compete with any of the products or services offered through the NetMarket Website (other than those non-grocery products or services which are offered through the NetGrocer Website on the date hereof), unless NetGrocer obtains the prior written consent of CUC (which may be withheld by CUC in its sole discretion); provided that the foregoing limitation shall not restrict the ability of NetGrocer and its affiliates to offer any products or services (including non-grocery products or services) through the NetGrocer Website or through any other Internet location (other than through the Customized NetGrocer Site).

2.       Responsibilities of CUC.

         (a) Creation of Customized NetGrocer Site. Commencing on or prior to December 31, 1997, NetMarket will: (x) create a link from the home page of the NetMarket Website to the Customized NetGrocer Site and cooperate with NetGrocer in the creation of the Customized NetGrocer Service and the Customized NetGrocer Site; and (y) feature an icon for the Customized NetGrocer Service (the "Customized NetGrocer Link") on the "home page" of its NetMarket Website (i.e., on the primary, top level page of such NetMarket Website), and on the initial shopping page of the NetMarket Website, which in each case shall include a hyperlink to the Customized NetGrocer Site. Such Customized NetGrocer Link shall be placed in an area of the home page of the NetMarket Website so that it has the same prominence as the icons identifying other services of NetMarket, such as the shopping, auto and travel services. Unless otherwise mutually agreed to by the parties, the Customized NetGrocer Link shall identify the Customized NetGrocer Site as either the groceries page of the NetMarket Website or as "NetGrocer," and once a NetMarket User has accessed the Customized NetGrocer Site, the Customized NetGrocer Site shall be identified as "NetGrocer". NetMarket may create on the NetMarket Website such other links to the Customized NetGrocer Site as NetMarket determines in its sole discretion. In addition to the preceding provisions of this Section 2(a), NetMarket shall take other reasonable steps to promote the Customized NetGrocer Site from time to time (e.g., placing occasional "banner" advertisements, if available, relating to the Customized NetGrocer Site or other similar measures).

         (b) Providing Access for NetGrocer Users to the NetMarket Website. CUC shall permit access to the NetMarket Website to all NetGrocer Users who wish to visit the NetMarket Website and utilize NetMarket from the NetGrocer Website (including, without limitation, all NetGrocer Users who wish to enroll as Members of NetMarket through NetGrocer and all NetGrocer Users who are already Members and who wish to visit the NetMarket Website).

         (c) Review of NetGrocer Promotional Content. With respect to any NetGrocer Promotional Content (as defined below) which is to be provided by

NetGrocer to NetMarket pursuant to this Agreement, NetGrocer shall provide to NetMarket copies of the content and design of such NetGrocer Promotional Content, for NetMarket's advance written approval (which approval shall not be unreasonably withheld by NetMarket). In addition, in the event that NetMarket proposes to use any NetGrocer Promotional Content which has not been developed by NetGrocer or previously reviewed by NetGrocer, NetMarket shall provide to NetGrocer copies of such NetGrocer Promotional Content for NetGrocer's advance written approval (which approval shall not be unreasonably withheld by NetGrocer). Notwithstanding anything to the contrary contained in this Section 2(c), other than with respect to the Customized NetGrocer Link, there shall be no approval requirement with respect to any NetGrocer Promotional Content which is substantially similar to NetGrocer Promotional Content which has been previously-approved by NetGrocer. CUC acknowledges that NetGrocer shall retain full rights and ownership over all NetGrocer Promotional Content, even if such NetGrocer Promotional Content was developed in whole or in part by NetMarket. For purposes of this Agreement, the term "NetGrocer Promotional Content" shall mean all content and designs which are unique to NetGrocer or the NetGrocer Service and all uses of, or references to, any NetGrocer trademarks, trade names, service marks, service names or copyrighted material which are to be set forth on the NetMarket Website (including, without limitation, in connection with the Customized NetGrocer Link) or the Customized NetGrocer Site or which are otherwise utilized by NetMarket in connection with this Agreement. Subject to the provisions of this Agreement (including, without limitation, the other provisions of this Section 2(c)), during the term of this Agreement, NetGrocer grants to CUC a non-exclusive, non-assignable, worldwide, royalty-free license to use the NetGrocer Promotional Content in connection with the uses contemplated pursuant to this Agreement; provided that, unless otherwise agreed to in writing by NetGrocer, no such permitted use shall (i) be of lower quality than the manner in which NetGrocer uses generally the particular NetGrocer Promotional Content in question; (ii) be harmful to the public image of NetGrocer and its affiliates in any meaningful respect; or (iii) violate in any material respect any of the express provisions of this Agreement.

         (d) Responsibilities Relating to Members. CUC shall: (i) bill for and collect from NetMarket Users and Members any membership fee amounts owed to NetMarket as well as all other amounts charged with respect to any products or services purchased by such persons through NetMarket; (ii) maintain all membership and other records pertaining to such persons; (iii) provide all NetMarket products and services to such persons; and (iv) otherwise service such persons with respect to those matters which relate to NetMarket. CUC may, at its option, provide NetMarket Users who become Members with a user name and password in order to access NetMarket and make use of NetMarket's benefits and in order to allow Network Users to use a credit card to make payment for merchandise purchased through NetMarket. CUC agrees that in providing products or services to each Member, it shall: (x) provide such products and services in a manner consistent with the way in which such products or services were advertised or represented by NetGrocer to such Member; (y) treat such Member fairly and in accordance with reasonable business practices; and (z) comply with all applicable laws. Except as otherwise expressly contemplated pursuant to this Agreement in connection with the operation of the Customized NetGrocer Site, CUC shall not, without the prior written consent of NetGrocer, make any representation or warranty to any Member or to any other party concerning NetGrocer or any of its vendors, representatives or affiliates or concerning any of their respective products or services (other than those which have already been expressly made by NetGrocer or any such vendors, representatives or affiliates). Except as otherwise expressly provided in this Agreement and except with respect to the NetGrocer Promotional Content, CUC shall have complete control over, and all rights and liabilities relating to, the content set forth on the NetMarket Website, the content set forth on the Customized NetGrocer Site which is unique to NetMarket, the NetMarket service, the NetMarket relationship with the NetMarket Users and Members, and all NetMarket-related information collected from the NetMarket Users and Members.

3.       Additional Arrangements.

         (a) Optional Cross-Promotional Arrangements. NetGrocer and CUC shall, from time to time, discuss and consider various ways that NetMarket and NetGrocer might be able to cross-promote each other's products and services, to the extent commercially feasible.

         (b) NetMarket Products Made Available to NetGrocer. Subject to the mutual agreement of each of the parties as to the specific terms and conditions of each such arrangement, CUC shall permit NetGrocer to sell, through its NetGrocer Website, certain of the products which are offered for sale to NetMarket Users through the shopping area of the NetMarket Website (such products, the "Wholesale NetMarket Products"); provided that NetGrocer shall not be permitted to sell such Wholesale NetMarket Products at prices which are below the prices which NetMarket charges at that time to the members of NetMarket. NetGrocer shall pay to CUC for such Wholesale NetMarket Products an amount equal to the prices which NetMarket charges at that time to the members of NetMarket or such lower price as may be mutually agreed to by the parties.

         (c) Further Assistance. Each party (such party, the "Assisting Party") shall, upon reasonable request by the other party (such other party, the "Requesting Party"), cooperate with, and use its reasonable efforts to assist, the Requesting Party and its subsidiaries and affiliates with respect to the fulfillment of such Requesting Party's obligations hereunder and with respect to such other matters as may be reasonably contemplated pursuant to this Agreement; provided that the Requesting Party shall pay any actual out-of-pocket costs reasonably incurred by the Assisting Party with respect to its provision of any such assistance.

         (d) Certain Customer Service Obligations. In the event that NetMarket receives any customer service requests from a NetMarket User relating to the Customized NetGrocer Service by phone or e-mail, it shall forward such requests to NetGrocer in a reasonably prompt manner (and in any event, shall use its reasonable efforts to forward such requests to NetGrocer within twenty-four hours of receiving any such request).

4.       Commissions Payable by NetMarket.

         (a) Commission Payable by NetMarket Relating to Members. During the term of this Agreement, CUC shall pay NetGrocer a commission equal to [*] of all Net Membership Revenue (as defined below) received by CUC after the date of this Agreement from any NetGrocer User who becomes a Member of NetMarket as a result of initially accessing the NetMarket Website from the NetGrocer Website pursuant to this Agreement (such commission, the "Membership Commission"). CUC shall pay such Membership Commission amounts on a quarterly basis to NetGrocer within twenty (20) days following the end of each calendar quarter. For purposes of this Agreement, the term "Net Membership Revenue" shall mean all membership fees received by CUC from NetGrocer Users who become Members of NetMarket as a result of initially accessing the NetMarket Website from the NetGrocer Website (not inclusive of revenue from trial period memberships), minus any credits, refunds, charge backs, discounts and rebates and minus any applicable sales, use, excise or similar taxes, in each case payable or incurred by CUC in respect of such membership fees.

         (b) Reports to be Provided by CUC to NetGrocer. At the time that CUC makes its quarterly payment to NetGrocer, CUC shall deliver to NetGrocer a report showing: (i) the total number of NetGrocer Users who became Members during the quarter in question; (ii) the total number of visits by NetGrocer Users who, during the quarter in question, visited the NetMarket Website from the NetGrocer Website; (iii) the total number of Members who ceased being Members during the quarter in question; and (iv) the Membership Commission amounts that are payable with respect thereto. In addition, within twenty (20) days following the end of each month, CUC shall deliver to NetGrocer a report showing the same information required to be provided in the quarterly report referred to in the previous sentence as it pertains to the month in question. CUC shall also deliver to NetGrocer, upon NetGrocer's reasonable request, such other information relating to Members or NetGrocer Users visiting the NetMarket Website.

5.       Commissions Payable by NetGrocer.

         (a) Commission Payable by NetGrocer on NetMarket-User Revenues. During the term of this Agreement, NetGrocer shall pay CUC a commission equal to [*] of all Net Transaction Revenue (as defined below) received by NetGrocer and its affiliates after the date of this Agreement (such commission, the "Transaction Commission"). NetGrocer shall pay such Transaction Commission amounts on a quarterly basis to CUC within twenty (20) days following the end of each calendar quarter. For purposes of this Agreement, the term "Net Transaction Revenue" shall mean all revenues received by NetGrocer and its affiliates from any NetMarket User who purchases products or services either
(x) through the Customized NetGrocer Site or (y) through NetGrocer as a result of initially registering on the NetGrocer Website from the NetMarket Website, minus in either such case any credits, refunds, charge backs, discounts, rebates and shipping expenses and minus any applicable sales, use, excise or similar taxes, in each case payable or incurred by NetGrocer in respect of such revenues. The Transaction Commission shall apply to those Customized NetGrocer Customers who are both new and repeat customers of NetGrocer (including subsequent transactions that take place through the Customized NetGrocer Site, the NetGrocer Website or otherwise); provided that, notwithstanding the foregoing, NetGrocer shall not be obligated to pay Transaction Commissions of more than: (i) [*] per each Customized NetGrocer Customer who was not a member of NetMarket at the time such person originally became a Customized NetGrocer Customer; and (ii) [*] per each Customized NetGrocer Customer who was a member of NetMarket at the time such person originally became a Customized NetGrocer Customer; provided further that in the case of any Customized NetGrocer Customer covered by clause (i) of this Section 5(a) who subsequently becomes a member of NetMarket, NetGrocer shall not be obligated to pay Transaction Commissions with respect to such Customized NetGrocer Customer of more than the greater of (A) [*] or (B) [*]


         (b) Reports to be Provided by NetGrocer to CUC. At the time that NetGrocer makes its quarterly payment to CUC, NetGrocer shall deliver to CUC a report showing: (i) the total number of NetMarket Users who, during the quarter in question, purchased products or services through NetGrocer and its affiliates either (x) through the Customized NetGrocer Site or (y) through NetGrocer as a result of initially registering on the NetGrocer Website from the NetMarket Website; (ii) the total number of visits by NetMarket Users who, during the quarter in question, visited the Customized NetGrocer Site or the NetGrocer Website from the NetMarket Website, broken down between those persons covered by clause (i) above and those not covered by such clause(i); (iii) the amounts purchased by such NetMarket Users; and (iv) the Transaction Commission amounts that are payable with respect thereto. In addition, within twenty (20) days following the end of each month, NetGrocer shall deliver to CUC a report showing the same information required to be provided in the quarterly report referred to in the previous sentence as it pertains to the month in question. NetGrocer shall also deliver to CUC, upon CUC's reasonable request, such other information relating to Customized NetGrocer Customers or NetMarket Users visiting the NetGrocer Website.

6.       Other Payment Provisions.

         (a) Rebates to NetMarket Members. During the term of this Agreement, NetGrocer shall pay to all members of NetMarket (including, without limitation, the Members) a cash rebate on all amounts paid to NetGrocer by such members for any products or services purchased by such members through NetGrocer, which cash rebate shall be equal [*] of the net price (i.e., the price paid by such customer, excluding any shipping charges and sales tax amounts and after giving effect to any credits and discounts or any types of rebates (other than the one referred to in this Section 6(a)) otherwise given at such time to such customer), normally paid at such time by similar customers of NetGrocer (such cash rebate, the "NetGrocer Rebate"). NetGrocer further agrees that, in order to give full effect to such NetGrocer Rebate, it shall not charge any members of NetMarket (including, without limitation, the Members) prices for any products or services sold through NetGrocer which are higher than the normal retail purchase price charged at such time for such products or services (calculated prior to giving effect to the NetGrocer Rebate), and shall not charge such persons for any other amounts which are not, or deny such persons discounts or credits or any other rebates which are, normally extended at such time to other customers of NetGrocer. NetGrocer agrees to pay such NetGrocer Rebate at the time of each such purchase to the members of NetMarket in such form as NetMarket may reasonably specify, which form may include (x) transferring monthly, within 20 days of the end of each month, the cash amount of each NetGrocer Rebate to NetMarket at such bank accounts as may be specified by NetMarket, so that such NetGrocer Rebate may be credited by NetMarket towards such member's account (whether in the form of "netMarket cash" or otherwise); or (y) the granting of a credit by NetGrocer against the purchase price to be paid by such member with respect to each such transaction. Notwithstanding the foregoing, NetGrocer shall not be obligated to pay a NetGrocer Rebate for any person who ceases to be a member of NetMarket following the date on which such person ceases to be a member of NetMarket. CUC may also grant members of NetMarket (including, without limitation, the Members) such other cash rebates on the amounts paid to NetGrocer by such members for any products or services purchased by such members through NetGrocer; provided that in the event that NetGrocer incurs any out-of-pocket costs in connection with such other rebates (other than the NetGrocer Rebate), CUC shall reimburse NetGrocer on a monthly basis, within 20 days following the end of each month.

         (b) Acceptance of NetMarket Cash. NetGrocer agrees to accept, as either partial or full payment for any NetGrocer goods or services purchased by a NetMarket User through the Customized NetGrocer Site, any credit given to such customer by NetMarket, whether in the form of "netMarket cash" or other similar form; provided that: (i) NetGrocer shall verify with NetMarket whether or not such customer is eligible to apply any such credit (whether in the form of "netMarket cash" or other similar form); (ii) NetMarket and NetGrocer shall create electronic links between NetMarket and NetGrocer so that NetGrocer can secure direct access to the applicable NetMarket database in order to verify automatically whether or not such customer is eligible to apply any such credit (whether in the form of "netMarket cash" or other similar form); and (iii) NetMarket shall reimburse NetGrocer, on a monthly basis, within 20 days following the end of each month, for any such credits which are extended to eligible NetMarket Users by NetGrocer pursuant to this sentence.

         (c) Records; Audit Rights. Each party shall prepare and maintain, for a period of at least one (1) year from the date in which the particular record in question was generated, adequate records relating to the obligations which may be owed by such party pursuant to Sections 4, 5 and 6 of this Agreement, and each such party shall provide to the other party, at the other party's option and expense, such records as the other party may reasonably request from time to time in connection therewith. Upon not less than seven (7) business days' prior written notice to the other party, any party hereto may request that it be given access to and the right to inspect, during the other party's normal business hours, that portion of the other party's records which relates to the performance by such other party of its obligations under Sections 4, 5 and 6 of this Agreement; provided that the requesting party: (i) must maintain the confidentiality of all non-public information reviewed by it; (ii) may not unreasonably interfere with the other party's normal business operations in connection with any such review by the requesting party; (iii) must reimburse the other party for any out-of-pocket expenses reasonably incurred by the other party in connection with the provisions of this sentence (subject to the provisions of this Section 6(c)); and (iv) shall not be entitled to request more than twice per calendar year access to the other party's records pursuant to this sentence. The requesting party shall be solely responsible for the cost of any such audit, unless the audit finds a discrepancy of more than ten percent (10%) in the amount that should have been paid by the non-requesting party during the periods in question, in which case the non-requesting party shall (x) pay for the reasonable costs incurred by the requesting party in connection with such audit, and (y) not be entitled to reimbursement pursuant to the provisions of
Section 6(c)(iii) above.

         (d) No Other Commissions, etc. Payable. Except for the commissions and other amounts payable pursuant to Sections 4, 5 and 6 of this Agreement, any payments for products purchased pursuant to Section 3(b) above, any indemnification amounts owed pursuant to Section 12 below and the cost reimbursement and other similar provisions expressly set forth in this Agreement, there shall be no commission or other amounts owed by any party hereto to the other party hereto (except as otherwise expressly agreed to in writing by the parties).

7.       Term and Termination.

         (a) Initial Term; Renewal. The initial term of this Agreement shall commence on the date hereof and shall terminate on the second anniversary of the date hereof, unless terminated earlier pursuant to the provisions of
Section 7(b) hereof. Notwithstanding the provisions of the previous sentence, the term of this Agreement shall, subject to the provisions of Section 7(b) hereof, automatically renew for an additional one-year period after the second anniversary of the date hereof and shall automatically renew for successive one
(1) year periods for each year thereafter, unless in any such case either party gives the other party written notice of its intention not to so renew no later than ninety (90) days prior to the commencement of any such renewal term.

         (b) Termination. Either party may terminate this Agreement at any time: (i) upon sixty (60) days' written notice upon the material breach by another party of any of the provisions hereof; or (ii) immediately upon the commencement of a voluntary or involuntary bankruptcy, insolvency, reorganization or similar proceeding for, the appointment of a receiver, trustee, custodian, or similar official for, the winding-up or liquidation of, or the sale or transfer (other than to a wholly-owned subsidiary of such party) or all or substantially all of the assets of, another party; provided that any notice of proposed termination pursuant to clause (i) of this Section 7(b) must set forth in reasonable detail the nature of the breach which is being alleged, and the party receiving such notice shall have thirty (30) days from the date of its receipt of such notice to cure or remedy the alleged breach, and upon such cure or remedy the notice of proposed termination shall be deemed to be withdrawn and this Agreement shall continue in full force and effect.

         (c) Survival of Obligations. Upon any termination of this Agreement in accordance with the provisions of this Section 7, all obligations of the parties hereto shall terminate without any liability on the part of any party hereto to the other party (except for any liability of any party then in breach); provided that any continuing obligations or provisions set forth in Sections 9 through 13 of this Agreement shall survive any such termination; provided further that in the event of any termination pursuant to this Section 7, each party shall pay the other party, within thirty (30) days following the date of such termination, all amounts otherwise owed to the other party pursuant to this Agreement as of the date of such termination, and there shall be no further payment obligations owed pursuant to Sections 4, 5 or 6 of this Agreement from the date of such termination forward. No termination by any party hereto shall affect or limit any other right or remedy, at law or in equity, which may otherwise be available to such terminating party with respect to any other party which is then in breach. No termination or expiration of this Agreement shall affect CUC's right, at its sole option, to extend or renew, after the termination or expiration of this Agreement, the NetMarket membership of any NetGrocer User who is a Member, which right shall continue until the membership is canceled by either the Member or CUC.

8.       Representations, Warranties and Covenants.

         (a) Representations, Warranties and Covenants of CUC. CUC represents, warrants and covenants that:

              (i) CUC is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement.

              (ii) This Agreement constitutes the legal, valid and binding obligation of CUC, enforceable against it in accordance with its terms, except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as may be limited by general principles of equity.

              (iii) The execution and delivery of, and the performance of its obligations under, this Agreement by CUC do not and will not (A) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to CUC as currently interpreted and enforced, (B) with or without the giving of notice or the passage of time or both, result in a breach or constitute a default under any material agreement to which CUC is a party or by which it is bound, or (C) require any authorizations, consents, approvals, licenses, exemption or filings with any third party or governmental authority.

              (iv) No part of the NetMarket Promotional Content, no operational aspect of NetMarket, no content or design set forth on the NetMarket Website, and, to the knowledge of CUC, no product or service to be furnished by NetMarket through the NetMarket Website, does or will (A) infringe on or violate in any material respect any patent, copyright, trade secret, trademark, service mark or other proprietary right of any other party, (B) libel, defame or improperly invade in any material respect the privacy of another party, or
(C) violate in any material respect any applicable law. NetMarket shall not, with actual knowledge, directly link the NetMarket Website to another website if such other website engages in any of the activities set forth in clauses (A) through (C) of the previous sentence.

              (v) CUC has the right to grant to NetGrocer the rights to the NetMarket Promotional Content which are set forth in this Agreement.

         (b) Representations, Warranties and Covenants of NetGrocer. NetGrocer represents, warrants and covenants that:

              (i) NetGrocer is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement.

              (ii) This Agreement constitutes the legal, valid and binding obligation of NetGrocer, enforceable against it in accordance with its terms, except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as may be limited by general principles of equity.

              (iii) The execution and delivery of, and the performance of its obligations under, this Agreement by NetGrocer do not and will not (A) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to NetGrocer, as currently interpreted and enforced, (B) with or without the giving of notice or the passage of time or both, result in a breach or constitute a default under any material agreement to which NetGrocer is a party or by which it is bound, or (C) require any authorizations, consents, approvals, licenses, exemption or filings with any third party or governmental authority.

              (iv) No part of the NetGrocer Promotional Content, no operational aspect of the NetGrocer Service, no content or design set forth or to be set forth on the Customized NetGrocer Site or the NetGrocer Website, and, to the knowledge of NetGrocer, no product or service to be furnished by NetGrocer through the Customized NetGrocer Site or the NetGrocer Website, does or will
(A) infringe on or violate in any material respect any patent, copyright, trade secret, trademark, service mark or other proprietary right of any other party, (B) libel, defame or improperly invade in any material respect the privacy of another party, or (C) violate in any material respect any applicable law. NetGrocer shall not, with actual knowledge, directly link the NetGrocer Website to another website if such other website engages in any of the activities set forth in clauses (A) through (C) of the previous sentence.

              (v) NetGrocer has the right to grant to CUC the rights to the NetGrocer Promotional Content which are set forth in this Agreement.

9. Disclaimers. EACH PARTY HERETO ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH IN SECTION 8 ABOVE), NO PARTY HERETO IS MAKING, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS, ANY OTHER REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. In addition, except for those uses contemplated pursuant to this Agreement (which uses shall cease promptly following the termination of this Agreement), neither party will make any use of, or make any claims with respect to, any patents, copyrights, trademarks, trade names, service marks, logos, domain names, inventions, know-how, trade secrets, computer software or other similar property owned, licensed to or used by the other party, without obtaining the other party's prior written consent.

10.      Confidentiality.

         (a) Confidential Treatment of Information Provided. Either party which receives Confidential Information (as defined below) from the other party hereto (such receiving party, as the case may be, the "Receiving Party", and such disclosing party, as the case may be, the "Disclosing Party") shall receive and maintain such Confidential Information in confidence. For purposes of this Agreement, the term "Confidential Information" shall mean all information received from the Disclosing Party or any of its affiliates or representatives (including, without limitation, any know-how, trade secret, process, confidential or proprietary report or information or other form of information relating to the Disclosing Party's or its affiliates' business), whether in written, oral, encoded, graphic, magnetic, electronic or in any other tangible or intangible form, and whether or not labeled as confidential or otherwise provided hereunder; provided that the term "Confidential Information" shall not include any information that: (i) is or becomes generally available to the public, other than as a result of a breach by the Receiving Party or its affiliates or representatives of this Section 10(a);
(ii) was known by the Receiving Party or its representatives prior to the date of this Agreement (except for any information provided to it by the other party in contemplation of this Agreement); (iii) becomes available to the Receiving Party or its representatives on a nonconfidential basis from a third party who is not bound by any confidentiality obligation to the Disclosing Party or its subsidiaries or affiliates; or (iv) was independently developed by either party's employees or agents (so long as such party's employees or agents had no access to or benefit of any of the information in question). The Receiving Party further agrees not to use, disclose, reproduce or dispose of any Confidential Information in any manner except as expressly permitted by this Agreement. The Receiving Party agrees to restrict disclosure of any Confidential Information solely to its employees, accountants and other similar representatives who have a need to know and to advise such persons of their obligations of confidentiality and non-disclosure hereunder. Further, the Receiving Party shall not disclose any Confidential Information to third parties, including independent contractors or consultants, without the prior express written consent of the Disclosing Party and shall advise such third parties, in the event of such consent, of their obligations of confidentiality and non-disclosure hereunder. The Receiving Party agrees to use reasonable means, not less than those used to protect its own proprietary information, to safeguard such Confidential Information. Notwithstanding the foregoing, it shall not be a breach of this Agreement for either party to disclose Confidential Information of the other party if (x) compelled to do so under law, whether pursuant to a judicial or governmental investigation or proceeding or otherwise, provided that the Disclosing Party has been given reasonable prior notice and the opportunity, if reasonably practicable, to try to prevent or limit such disclosure through a court order or other appropriate legal means, or (y) necessary in any legal proceedings based upon the provisions and terms of this Agreement, provided that the Disclosing Party uses its reasonable efforts to try to prevent or limit such disclosure.

         (b) Confidential Nature of this Agreement. Each party hereto acknowledges and agrees that the nature and terms of this Agreement are strictly confidential and shall not be disclosed by it or any of its affiliates or representatives at any time to any third party without the prior written consent of the other party hereto, except (i) to inform employees and representatives of such party who have a "need to know" and who understand the confidential nature of this Agreement; (ii) as necessary in any legal proceedings based upon the provisions and terms of this Agreement; (iii) pursuant to court order, subpoena or mandatory discovery request after notice to the other party hereto; (iv) to any legal counsel or accounting firm retained by such party; (v) in any public reporting documents (provided that the disclosing party shall (x) only disclose such portion of this Agreement as shall be specifically required by statute or governmental rule or regulation, as advised in writing by legal counsel, and (y) use its best efforts to preserve the confidentiality of the information being disclosed (including, without limitation, using its best efforts in seeking confidential treatment pursuant to the provisions of Rule 406 under the Securities Act of 1933, as amended, or any other parallel or successor provision, and cooperating with the other party hereto in connection therewith)); or (vi) to the extent reasonably necessary in connection with the preparation of any tax, legal, accounting or claim documentation.

         (c) Irreparable Injury; Survival of Provisions. Each Receiving Party recognizes that its disclosure of information in violation of this Section 10 will give rise to irreparable injury to the Disclosing Party, inadequately compensable in damages, and that, accordingly, agrees that the Disclosing Party may seek and obtain injunctive relief against the breach of the within undertakings, in addition to any other legal remedies which may be available. Each party's duty of confidentiality under this Section 10 shall survive the termination of this Agreement.

11. Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses, including all fees and expenses of attorneys, accountants and other advisers, incurred in connection with this Agreement or any matters related hereto, shall be paid by the party incurring such costs and expenses.

12.      Indemnification.

         (a) CUC's Indemnification Obligations. From and after the date hereof, and without limiting any other remedy available to such party, CUC shall indemnify and hold NetGrocer and its partners, directors, officers, employees, agents, subsidiaries, parents and affiliates (each a "NetGrocer Protected Party") harmless from and against any and all claims, actions, suits, damages, losses, deficiencies, liabilities, obligations, commitments, costs or expenses of any kind or nature (including reasonable legal and other fees and expenses incurred in investigating and defending against the same, and interest) ("Reimbursable Amounts") incurred by such NetGrocer Protected Party resulting from: (i) any breach of the representations, warranties, covenants, agreements and obligations of CUC hereunder; (ii) any negligence or willful misconduct of CUC or its directors, officers, employees, agents, subsidiaries, parents and affiliates in connection with either the operation of NetMarket or the provision of services pursuant to this Agreement; or (iii) the sale or provision by NetMarket or any of its vendors, representatives or affiliates of any products or services to any Member.

         (b) NetGrocer's Indemnification Obligations. From and after the date hereof, and without limiting any other remedy available to such party, NetGrocer shall indemnify and hold CUC and its directors, officers, employees, agents, subsidiaries, parents and affiliates (each a "CUC Protected Party") harmless from and against any and all Reimbursable Amounts incurred by such CUC Protected Party resulting from: (i) any breach of the representations, warranties, covenants, agreements and obligations of NetGrocer hereunder; (ii) any negligence or willful misconduct of NetGrocer or its partners, officers, employees, agents, subsidiaries, parents and affiliates in connection with either the operation of NetGrocer or the provision of services pursuant to this Agreement; or (iii) the sale or provision by NetGrocer or any of its vendors, representatives or affiliates of any products or services to any Customized NetGrocer Customer.

         (c) Indemnification Procedures. The party seeking indemnification (the "Indemnified Party") shall notify the other party (the "Indemnifying Party") promptly of any legal claim, demand, right or cause of action asserted, instituted or threatened against the Indemnified Party (a "Claim") for which the Indemnified Party is seeking indemnification pursuant to this Section 12. The Indemnifying Party may thereafter assume control of such Claim, but neither the Indemnifying Party nor the Indemnified Party may settle such Claim or consent to any judgment with respect thereto without the consent of the other party thereto (which consent may not be unreasonably withheld); provided that the provisions of this sentence shall not apply to any Claim which both (x) involves amounts or claimed amounts of less than $25,000, and (y) does not involve a claim of infringement on another party's intellectual property rights. The Indemnified Party agrees to provide the Indemnifying Party with a reasonable amount of assistance in connection with defending or settling any such Claim. The provisions of this Section 12 shall survive the termination of this Agreement.

13.      Miscellaneous.

         (a) Arbitration. Any controversies, disputes, actions, causes of action, or other claims arising out of or in connection with the provisions of this Agreement which cannot be settled by mutual agreement shall be finally settled by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, unappealable and binding and judgment on the award may be entered in any court having jurisdiction thereof. So long as this Agreement has not previously been terminated, the parties shall continue their performance under this Agreement while the arbitration proceeding is pending. The arbitrator will be authorized to apportion its fees and expenses and the reasonable attorney's fees and expenses of the parties hereto as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expense of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this clause shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award and actions seeking equitable, injunctive or other similar relief.

         (b) Relationship of Parties. It is understood and agreed that the relationship of the parties created under this Agreement is that of independent contractors, and no partnership, joint venture, agency or other relationship is intended or created hereby, nor shall either party nor any of it affiliates, employees or representatives be construed to be an affiliate, employee, agent or representative of the other party hereto. Except as otherwise expressly provided in this Agreement, the parties hereto acknowledge and agree that each party hereto shall be free to enter into any contractual, business or other relationship(s) with any party with respect to any area of business.

         (c) Force Majeure. Notwithstanding any other provision of this Agreement to the contrary, in the event any party hereto is prevented from performing its obligations hereunder (such party, a "Nonperforming Party") as a result of any contingency which is beyond the control of such party (such as any act of God, war, riot, national emergency, terrorist act, general embargo, fire, casualty, equipment failure, flood, earthquake or other similar occurrence) (any such event, a "Force Majeure Event"), such Nonperforming Party shall be excused from its inability to perform its obligations hereunder, but only to the extent and for the duration of the Force Majeure Event in question. The Nonperforming Party will give the other party reasonably prompt notice of the occurrence of such Force Majeure Event. Upon the occurrence of such Force Majeure Event, the Nonperforming Party may delay performance hereunder, but only for so long as may be reasonably necessary in light of such Force Majeure Event, and shall resume performance hereunder as soon as reasonably practicable following the date of such occurrence.

         (d) Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telecopied or sent by overnight courier, or by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or by courier or telecopied, or, if mailed, five business days after the date of mailing, to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                  (i)      if to CUC, to:

                           CUC International Inc.
                           707 Summer Street
                           Stamford, Connecticut  06901
                           Telephone:  (203) 324-9261
                           Facsimile:  (203) 348-1982
                           Attention:  Amy N. Lipton, Esq.

                  (ii)     if to NetGrocer, to:

                           NetGrocer, Inc.
                           919 Third Avenue, 18th floor
                           New York, New York 10022
                           Telephone:  (212) 980-4770
                           Facsimile:  (212) 980-3899
                           Attention:  Daniel Nissan

                           with a copy to:

                           Fulbright & Jaworski L.L.P.
                           666 Fifth Avenue
                           New York, New York  10103
                           Telephone:  (212) 318-3000
                           Facsimile:  (212) 752-5958
                           Attention:  Sheldon G. Nussbaum

         (e) Entire Agreement; Amendment; Waiver; Invalidity. This Agreement, together with any schedules and exhibits attached hereto and made a part hereof, constitutes the entire agreement between the parties as to the subject matter hereof, and shall supersede all prior understandings, letters, agreements, contracts and other documents. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto. No failure or delay by either party to exercise, and no course of dealing with respect to, any right of any such party regarding an obligation of the other party to this Agreement, shall operate as a waiver thereof, unless agreed to in writing by both parties. Any single or partial waiver by either party of any obligation of the other party under this Agreement shall constitute a waiver of such obligation only as specified in such waiver and shall not constitute a waiver of any other obligation. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, all of which shall remain in full force and effect.

         (f) Governing Law; Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. The construction and interpretation of this Agreement shall not be strictly construed against the drafter.

         (g) Successors and Assigns; No Third Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Nothing in this Agreement is intended to confer any rights or remedies on any person or entity which is not a party to this Agreement. Neither this Agreement nor any right hereunder may be assigned, whether voluntarily or by operation of law, by either party hereto without the prior written consent of the other party hereto (which consent may not be unreasonably withheld); provided that no such consent shall be necessary for such an assignment, transfer or delegation by any party hereto to any of its wholly-owned subsidiaries, so long as such assigning party remains liable with respect to its obligations hereunder. No delegation by CUC or NetGrocer of any of their respective duties hereunder shall be deemed an assignment of this Agreement.

         (h) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         (i) Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on behalf of each of the parties hereto as of the date first above written.


                                            CUC INTERNATIONAL INC.

                                            By:/s/ Cosmo Corigliano
                                               -------------------------------
                                               Name: Cosmo Corigliano
                                               Title: Senior Vice President



                                            NET GROCER INC.

                                            By: /s/ Daniel Nissan
                                               -------------------------------
                                               Name: Daniel Nissan
                                               Title: President & CEO